Exhibit 3

AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

This AMENDMENT NO. 3 (this “Amendment”) to the Rights Agreement (the “Rights Agreement”) dated as of October 15, 1998, between Stone Energy Corporation, a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”), as amended by Amendment No. 1 thereto dated as of October 28, 2000, and as amended by Amendment No. 2 thereto dated as of April 23, 2006, is between the Company and the Rights Agent and is entered into as of June 22, 2006. Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Rights Agreement.

WHEREAS, Section 29 of the Rights Agreement permits the Company to amend the Rights Agreement in the manner provided therein at any time prior to the Distribution Date, and there has not been a Distribution Date.

NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

Section 1. Amendments to Rights Agreement. The Rights Agreement is hereby amended as follows:

(a) Notwithstanding any provision of the Rights Agreement to the contrary, none of the execution or the delivery of one or more of the EPL Merger Documents or the consummation of one or more of the EPL Merger Transactions shall cause or permit the Rights to become exercisable, the Rights to become separated from the stock certificates to which they are attached or any operative provision of the Rights Agreement to apply to EPL, EPL Merger Sub or any Affiliate or Associate thereof solely by reason of or in connection with the EPL Merger Documents or the EPL Merger Transactions, including, without limitation, the designation of EPL, EPL Merger Sub or any Affiliate or Associate thereof as an Acquiring Person, the occurrence of a Distribution Date or the occurrence of a Shares Acquisition Date.

(b) The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“In addition, and notwithstanding anything in this Rights Agreement to the contrary, none of EPL, EPL Merger Sub or any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the announcement of the EPL Merger, (ii) the acquisition of Common Shares of the Company pursuant to the EPL Merger, (iii) the execution of the EPL Merger Agreement or the EPL Voting Agreements or (iv) the consummation of the EPL Merger or of the other transactions contemplated in the EPL Merger Agreement or the EPL Voting Agreements.”

(c) The definition of “Final Expiration Date” set forth in Section 1 of the Rights Agreement is hereby amended and restated as follows:

“Final Expiration Date” shall mean the earlier of (i) immediately prior to the Effective Time (as defined in the EPL Merger Agreement) and (ii) the Close of Business on September 30, 2008.

(d) The following definitions used in this Agreement are hereby added to Section 1 of the Rights Agreement:

““EPL” shall mean Energy Partners, Ltd., a Delaware corporation.”

““EPL Merger” shall have the meaning set forth in the EPL Merger Agreement.”

““EPL Merger Agreement” shall mean the Agreement and Plan of Merger among the Company, EPL and EPL Merger Sub dated [the date hereof], as such agreement may be amended from time to time.”

““EPL Merger Documents” shall mean the Merger Agreement and the Voting Agreements.”

““EPL Merger Sub” shall mean EPL Acquisition Corp. LLC, a Delaware limited liability corporation.”

““EPL Merger Transactions” shall mean the transactions contemplated under the EPL Merger Documents.”

““EPL Voting Agreements” shall mean each of (i) the Voting Agreement among the Company, EPL and the EPL stockholders signatory thereto dated the date hereof, and (ii) the Voting Agreement among the Company, EPL and the Company stockholders signatory thereto dated the date hereof, as each such agreement may be amended from time to time.”

(e) Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Rights Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred solely as the result of (i) the announcement of the EPL Merger, (ii) the acquisition of Common Shares of the Company pursuant to the EPL Merger, (iii) the execution of the EPL Merger Agreement or the EPL Voting Agreements or (iv) the consummation of the EPL Merger or of the other transactions contemplated in the EPL Merger Agreement or the EPL Voting Agreements.”

Section 2. Certification. This Section 2 shall constitute a certificate from an appropriate officer of the Company for purposes of Section 29 of the Rights Agreement, and the Company and the officer of the Company signing this Amendment below, on behalf of the Company, (i) hereby certify that to their knowledge this Amendment is in compliance with the terms of Section 29 of the Rights Agreement and (ii) request and direct that the Rights Agent execute and deliver this Amendment, in accordance with Section 29.

Section 3. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect unamended and in accordance with the provisions thereof on the date hereof.

Section 4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within such State; provided, however, that any provision regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

Section 5. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 6. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

STONE ENERGY CORPORATION

by: /s/ Andrew L. Gates, III Name: Andrew L. Gates, III Title: Senior Vice President, Secretary and General Counsel

MELLON INVESTOR SERVICES LLC, as Rights Agent

by: /s/ Deanna Akin Name: Deanna Akin Title: Client Relationship Executive